Exhibit 10.1

FIFTH AMENDMENT TO THE
TRANS WORLD ENTERTAINMENT CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Trans World Entertainment Corporation Supplemental Retirement Plan (the “Plan”) is hereby amended as follows, effective July 12, 2012:

Paragraph A of Article 7 of the Plan is amended to read in its entirety as follows:

“A. Normal Retirement Benefit

Except as set forth in the following sentence of this Article 7.A., the annual Normal Retirement Benefit for each Participant shall be equal to 50% of the average of the participant’s base compensation for the five years prior to retirement (“base benefit”) plus the average of the three largest bonus payments for the last five years prior to retirement (“bonus benefit”), to the extent vested. Notwithstanding the foregoing, the annual Normal Retirement Benefit for Robert J. Higgins shall be $950,000. Each Participant’s annual Normal Retirement Benefit shall be payable in equal monthly installments for a period of 20 years, beginning, subject to Article 19 below, on the later of (i) the first business day of the month following the Participant’s attainment of Normal Retirement Age (65), or (ii) the first business day of the month following the Participant’s termination of employment with the Company. To receive the bonus benefit a Participant must be employed until Normal Retirement Age.”